Exhibit 10.02

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (hereinafter “Agreement”) is effective as of the 7th day of January, 2011, by and between South Carolina Electric & Gas Company (hereinafter “SCE&G”) and William B. Timmerman (hereinafter “Contractor”), pursuant to which Contractor will provide services, as set forth below, to assist SCE&G under the terms and conditions and for the consideration set forth below.

RECITALS

WHEREAS, SCE&G currently employs Contractor as its Chief Executive Officer and whereas SCE&G and Contractor have agreed upon a November 30, 2011 retirement date, at which time he shall have resigned as a director and officer of SCE&G and all of its affiliates (the “Retirement Date”).

WHEREAS, Contractor, during his tenure as Chief Executive Officer of SCE&G, led the development and implementation of SCE&G’s plans to construct and operate two new Westinghouse A-1000 nuclear power plants, thereby obtaining detailed knowledge of the regulatory requirements, financing, construction and other matters concerning a new nuclear project.

WHEREAS, SCE&G desires to engage Contractor post-retirement as an independent contractor and not as an employee of SCE&G to provide those services as requested by SCE&G’s Chief Executive Officer (the “CEO”), in the CEO’s discretion, including but not limited to (i) consulting on nuclear engineering projects and (ii) consulting on other generation projects (all such services referred to collectively herein as “Contractor Services”).

WHEREAS, SCE&G does not seek and does not assert any control over the day-to-day activities of Contractor in performing the services necessary to accomplish the objectives set forth herein.  Furthermore, Contractor will be solely responsible for scheduling his work hours to timely accomplish the objectives described herein.  SCE&G is only concerned with the final product and not the manner in which the independent contractor goes about his work.

WHEREAS, Contractor understands that he will be performing services under this Agreement as an independent contractor and not as an employee of SCE&G and, therefore, will be solely responsible for all federal and state tax obligations imposed with respect to payments received from SCE&G.  Further, SCE&G will not pay any Federal Insurance Contributions Act (“FICA”) taxes or Federal Unemployment Tax Act (“FUTA”) taxes, will not withhold or pay any income tax withholding or FICA taxes on Contractor’s behalf, and will not cover Contractor for workers’ compensation purposes. Contractor is a fully independent contractor offering services to SCE&G and the general public and, therefore, is able to perform work for companies other than SCE&G, subject to the provisions of this Agreement, including specifically Section 8.

WHEREAS, Contractor agrees to release and indemnify SCE&G of any and all liability for any claim for workers’ compensation benefits, any claim for any tax liabilities or consequences which could arise out of Contractor’s failure to pay taxes from Contractor’s pay in accordance with state or federal law.

THEREFORE, in consideration of the mutual promises set forth herein, SCE&G and Contractor agree as follows:

1.                                     RECITALS.  The parties acknowledge and agree that the above recitals are true and correct and are incorporated herein by reference for all purposes as if set forth fully herein.

2.            SERVICE PERIOD.  The engagement of Contractor to provide “Contractor Services” (as defined above) hereunder shall commence as of the business day following the Retirement Date and shall continue until the earlier of: the five (5) year anniversary of such commencement date or the Commercial Operation date of V.C. Summer Nuclear Station Unit 2, unless terminated on an earlier date in accordance with Section 9 below (such period, the “Service Period”).

3.                                     DUTIES AND RESPONSIBILITIES OF CONTRACTOR.  During the Service Period, Contractor shall provide Contractor Services.

It is intended that Contractor’s change in status from Chief Executive Officer and employee to Contractor hereunder shall be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the “Code”).  Furthermore, in no event shall Contractor provide services at a level that would invalidate Contractor’s “separation from service” from SCE&G for purposes of Section 409A of the Code.

Nothing herein shall preclude Contractor from engaging in other business ventures or services so long as Contractor is not otherwise in breach of this Agreement or any other agreement Contractor may have with SCE&G (including, but not limited to the provisions of Section 8 below), and Contractor shall have complete control over the manner and means by which Contractor Services are provided hereunder.  SCE&G acknowledges that Contractor has or may have other clients, subject to Section 8 below.

4.                                     SERVICE FEES.  During the Service Period, SCE&G shall pay Contractor an annual rate of three-hundred and sixty-thousand dollars ($360,000) (the “Service Fees”), to be paid quarterly in arrears; provided that payment of the first quarterly Service Fees shall be paid with the Service Fees of the second quarter (i.e., the first six months of Service Fees shall be paid in one installment as soon as practicable after the six-month anniversary of the commencement of Contractor Services hereunder.)

5.                                     EXPENSES.  Contractor shall be fully responsible for all of Contractor’s expenses incurred in connection with the performance of Contractor Services hereunder; provided that SCE&G agrees to reimburse Contractor for such reasonable authorized expenses for which Contractor has obtained the CEO’s prior written approval and has documented in accordance with SCE&G policy, which policy may be altered from time to time by SCE&G in its sole discretion.

6.                                     STATUS OF CONTRACTOR AS INDEPENDENT CONTRACTOR.

6.1.                          SCE&G and Contractor confirm that it is their express intention that Contractor’s relationship with SCE&G is that of an “independent contractor” and nothing in this Agreement shall in any way be construed to constitute the Contractor as an agent, employee, partner, joint venturer or representative of SCE&G.  Without limiting the generality of the foregoing, Contractor is not authorized to bind SCE&G to any liability or obligation or to represent that Contractor has any such authority.  Contractor agrees to furnish his own premises and materials necessary for Contractor’s performance of his obligations under this Agreement and shall incur all expenses associated with his performance hereunder.  SCE&G and Contractor agree that neither Contractor (nor any of his employees, as applicable) will receive any employment-related benefits from SCE&G or otherwise be eligible to participate in any benefit plans or programs, if any, maintained by SCE&G.

6.2.                          SCE&G shall not withhold payroll, state, federal, social security, employment or any other taxes from the Service Fees paid to Contractor, and Contractor shall be solely responsible for payment of any such taxes.  SCE&G shall report all Service Fees paid to Contractor on a

1099-MISC form at the end of each calendar year.  Contractor hereby accepts exclusive liability for the payment of all federal, state, and other taxes, all contributions for unemployment insurance or old age pensions or annuities, and all social security payments which are measured by payments to Contractor (or the employees of Contractor, as applicable) for the performance of the Contractor Services.  Contractor acknowledges and agrees that he shall not be entitled to unemployment insurance benefits unless unemployment compensation is provided by Contractor or by some entity other than SCE&G.  Contractor agrees to fully defend, indemnify and hold harmless SCE&G from the payment of taxes, interest, penalties or contributions which are required of SCE&G by any government agency at any time as the result of payment of the amounts set forth herein or which SCE&G may otherwise be compelled to pay (except to the extent required by law to be withheld and in fact withheld).  Contractor further agrees to comply with all valid administrative regulations respecting the assumption of liability for such taxes and contributions.  For all tax purposes, including but not limited to, FICA; the Social Security Act; the Immigration Reform and Control Act; FUTA; income tax withholdings; and any and all other federal, state, or local laws, rules, and regulations, Contractor and each of his employees, if any, shall be treated as an independent contractor and not an employee of SCE&G.

6.3.         As an independent contractor, Contractor acknowledges and agrees that the following provisions shall apply:

6.3.1.               Contractor shall choose the time, location, and manner in which all services are performed, according to his own judgment, as long as the objectives set forth by the CEO are met in a satisfactory manner as determined by the CEO in his sole discretion.  SCE&G does not have the right to control the details and means by which Contractor’s services are rendered.  SCE&G only seeks the benefits of the results of Contractor’s efforts and, except as otherwise provided in this Agreement, Contractor assumes and retains discretion for the methods, details, means, techniques and procedures to be utilized in the performance of Contractor’s services covered by this Agreement.  In particular, other than SCE&G’s right to request Contractor’s services from time to time, SCE&G has no right or authority and will not direct or control Contractor regarding the number of hours spent for the preparation and performance of the tasks assigned, productivity, the place of work, and the dates and time of work.

6.3.2.               In the event that Contractor wishes to work on SCE&G’s premises or utilize SCE&G resources for the purposes of accomplishing the objectives herein, Contractor agrees that he will obtain the CEO’s prior written approval.

6.3.3.               While Contractor is ineligible for employee benefits provided by SCE&G, this provision is not intended to void or adversely affect Contractor’s rights to benefits he earned and to which he was fully vested while he was an employee of SCE&G or one of its affiliates prior to the Retirement Date.

6.3.4.               Furthermore, if the Internal Revenue Service, or any other enforcement authority or agency or court of competent jurisdiction, shall determine that Contractor should be reclassified as an employee of SCE&G or one of its affiliates, Contractor specifically agrees and understands that such determination will not have a retroactive effect for purposes of eligibility to participate in any employee benefit plan of SCE&G, even if such determination is applicable to prior years.

6.4.         Contractor’s Assistants.  Contractor shall have the right to engage assistance in completing the duties set forth herein as he deems appropriate provided that any such individual shall be subject to the terms and conditions herein, including without limitation, the confidentiality provisions of Section 7 below.  Contractor shall be responsible for paying any and all compensation and any applicable employment taxes that might be owed to any such assistants and Contractor shall indemnify and hold SCE&G harmless against any such liabilities.  Contractor agrees to provide his assistants with workers’ compensation coverage.

6.5.                          No Representations/Commitments.  Contractor will not make any representation, warranty, agreement or commitment on behalf of SCE&G without the advance written authorization of SCE&G.

7.            CONFIDENTIALITY.  Contractor acknowledges that, in order to successfully perform the services described herein, it is necessary for SCE&G to entrust Contractor with certain valuable proprietary information and non-public knowledge of certain modes of business operation, and particular information concerning the affairs, practices, and other information concerning SCE&G and any of its affiliates (“Confidential Information”).  Contractor acknowledges that he has acquired or will acquire Confidential Information in the course of or incident to performing services hereunder and Contractor agrees that neither he nor his employees or any third person or firm engaged by Contractor will directly or indirectly, at any time, during the term of this Agreement or, if this Agreement is terminated, at any time after this Agreement is terminated, use or cause to be used any such Confidential Information in connection with any activity or business other than the business contemplated by this Agreement for SCE&G.  Contractor also agrees that he will not disclose such Confidential Information to any other party unless such disclosure has been authorized in writing by the CEO, except as may be required by any applicable law or by order of a court of competent jurisdiction, a government body or except to the extent that such information has already been made public by SCE&G.  Upon the termination of this Agreement for any reason, Contractor and any person or firm engaged by Contractor agree that each immediately will return to SCE&G, any and all Confidential Information and all other materials (including computers, fax machines, printers, cell phone and other equipment) or documents, including without limitation mailing lists, rolodexes, computer print-outs, and computer disks and tapes belonging to SCE&G which contain information pertaining to SCE&G’s business, methods, customers, potential customers or employees unless the CEO agrees in writing to Contractor’s retention thereof.

8.            EMPLOYMENT LIMITATIONS.   Without the CEO’s prior written approval, the Contractor shall not, during the Service Period, (a) become employed on a full-time basis for any employer or (b) in any manner, directly or indirectly, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, shareholder owning 5% or more of any class of equity securities, independent contractor, employee, director or in any other manner whatsoever, carry on or be engaged in or be concerned with or advise any electric or gas utility or supplier with a service territory contiguous to or overlapping the service territory of SCE&G and any of its affiliates or any person or persons, firm, association, syndicate, company or corporation engaged in or involved with nuclear related issues for electric utilities or the generation of electricity (which expressly include, but are not limited to, all Westinghouse Electric Company LLC and The Shaw Group, Inc. entities and affiliates).

9.            TERMINATION.

9.1.                          General.  The Service Period shall terminate as provided in Section 2, provided that the Service Period and this Agreement shall terminate immediately upon Contractor’s death or upon thirty (30) days notice of Contractor’s breach of the Employment Limitations provisions in Section 8 above or any material breach of this Agreement.

9.2.                          Termination Upon Breach.  In the event that the Service Period and this Agreement terminate on account of Contractor’s breach (as described in Section 9.1 above), this Agreement shall automatically become void and Contractor shall not be entitled to receive any further Service Fees or any other benefits/payments hereunder.

10.          GENERAL PROVISIONS.

10.1.                   Governed by South Carolina Law.  This Agreement shall be governed by the laws of the State of South Carolina.

10.2.                   Notices.  Any notice required or permitted under this Agreement shall be in writing and sent to the other party by certified mail, registered mail, express delivery or overnight courier (providing proof of delivery) at the address below or to such other address as a party hereto may specify in writing.

SCE&G	Contractor

Chief Executive Officer	William B. Timmerman
220 Operation Way, Mail Code D-302	505 Forest Rd.
Cayce, SC 29033	Sea Island, GA 31561
803 217-9000	912 638-1099

10.3.      Entire Agreement.  This Agreement, including any Addendums, constitutes the entire agreement between the parties and supersedes and replaces any and all previous agreements, either oral or written.  Notwithstanding the foregoing, Contractor shall be entitled to all compensation or benefits for which he is entitled pursuant to the terms of any SCE&G benefit plan(s).  No modifications, amendments, or changes to this Agreement shall be binding on the parties unless and until the parties have approved the modifications in writing.

10.4.      Severability / Blue Pencil.  If any provision of this Agreement is found, held, or deemed to be void, unlawful, or unenforceable for any reason, then such invalid or unenforceable section shall be removed and not affect the other parts of this Agreement, which parts shall remain in full force and effect.  If a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found to be overbroad or unreasonable.

10.5.      Waivers Not Continuing.  No breach of any provision hereof can be waived unless in writing.  Waiver of any breach of any provision shall not be deemed to be a waiver of any further breach of the same or any other provision of this Agreement.

10.6.      Assignability.  SCE&G may transfer or assign this Agreement (in or whole or in part) to any subsidiary or affiliate of SCE&G or to any entity with which SCE&G may be merged or consolidated, or which may acquire substantially all of the existing business of SCE&G.  This

Agreement shall inure to the benefit of and shall be binding upon the successors or permitted assigns of SCE&G.  If this Agreement is assigned in accordance with the foregoing provisions, all references herein to SCE&G shall likewise be deemed to be references to the successor or assignee.  Contractor may not transfer, assign, pledge, encumber, hypothecate or otherwise dispose of this Agreement for any part of Contractor’s interest herein.

10.7.      Laws.  Contractor agrees to be responsible for compliance with all federal, state and local laws, rules and regulations applicable to his performance of this contract.

10.8.      Use of SCE&G’s Name or Logo.  Contractor shall not use SCE&G’s name or logo as a reference or for any other purpose without prior consent from an authorized representative of SCE&G.

10.9.      Reports.  Contractor agrees that the Contractor will, from time to time during the Service Period, keep SCE&G advised as to the Contractor’s activities and progress in performing Contractor Services under this Agreement.  The Contractor further agrees that the Contractor will, as requested by SCE&G, prepare written reports with respect to such progress, subject to the Company’s requested timing, specifications and format.

10.10.    Work for Hire.  Contractor agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Contractor, solely or in collaboration with others, during the Service Period that substantially relate to the business of SCE&G (and/or its products and services) that Contractor may be directed to undertake, investigate or experiment with or that Contractor may become associated with in work, investigation or experimentation in SCE&G’s line of business in performing Contractor Services under this Agreement (collectively, “Inventions”), are the sole property of the Company.  The Contractor also agrees to assign (or cause to be assigned) and hereby assigns fully to SCE&G all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions at the expense of SCE&G.  Contractor agrees to assist SCE&G, or its designee, at SCE&G’s expense, in every proper way to secure SCE&G’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to SCE&G of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that SCE&G may deem necessary in order to apply for and obtain such rights and in order to assign and convey to SCE&G, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.  The Contractor also agrees that the Contractor’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of the Service Period.

10.11.    Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12.    Voluntary Nature of Agreement.  Contractor acknowledges and agrees that he is executing this Agreement voluntarily and without any duress or undue influence by SCE&G or anyone else; that he has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understands it; and that he has been provided an opportunity to seek the advice of attorneys of his choice before signing this Agreement.

10.13.    Modification.  This Agreement shall not be altered, modified, amended or terminated (other than as provided in Section 9) except by a written instrument signed by the parties hereto.

10.14.    Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive the termination of Contractor’s relationship with SCE&G and the Service Period.

* * * * *

IN WITNESS WHEREOF, the parties execute this Independent Contractor Agreement this 7th day of January, 2011.

South Carolina Electric & Gas Company:

By:	/s/ Kevin B. Marsh

Title:	President

Contractor

/s/ William B. Timmerman
William B. Timmerman

ACKNOWLEDGEMENT

In conformance with Section 6 of this Agreement, William B. Timmerman, in his individual capacity, specifically waives entitlement to any benefits SCE&G provides to its employees.  This provision in no way voids or adversely affect his rights to benefits he earned and to which he was fully vested while he was an employee of SCE&G or one of its affiliates prior to the Retirement Date.  In addition, if a court, the Internal Revenue Service, or any other enforcement authority or agency shall determine that William B. Timmerman should be reclassified as an employee of SCE&G or one of its affiliates, William B. Timmerman specifically agrees and understands that such determination will not have a retroactive effect for purposes of eligibility to participate in any employee benefit plan of SCE&G, even if such determination is applicable to prior years.

/s/ William B. Timmerman
William B. Timmerman

[Signature Page to SCE&G/Timmerman Independent Contractor Agreement]